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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-37280, 333-58538, 333-65944) pertaining to the 1990 Incentive
Stock Option Plan, 1998 Stock Plan, 1999 Stock Plan, 2000 Stock Plan, 2000 Employee Stock Purchase Plan, 2000 Director Option Plan and 2001 Stock Plan, of New Focus Inc. of our report dated February 1, 2002 (except for Note 16, as to which the date is March 15, 2002), with respect to the consolidated financial statements and schedule of New Focus Inc. included in the Annual Report (Form 10-K) for the year ended December 30, 2001.



                                               /s/ Ernst & Young LLP
                                               ---------------------------------
                                                   Ernst & Young LLP

San Jose, California
March 28, 2001